Exhibit 23(A)



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement Number 333-56027 on Form S-8 dated June 4, 1998, Registration Statement Number 33-27086 on Form S-8 dated February 17, 1989 and Registration Statement Number 2-90488 on Form S-8 dated May 2, 1984 as amended through Post Effective Amendment No. 1 dated January 7, 1988, and Registration Statement Number 33-44624 dated December 20, 1991, of our report dated September 8, 1999, with respect to the consolidated financial statements and related financial statement schedules of Donaldson Company, Inc. included in the Annual Report on Form 10-K for the year ended July 31, 2000.




/s/ Ernst & Young



Minneapolis, Minnesota
October 26, 2000